Exhibit 10.1
TWELFTH AMENDMENT TO THE
KAYDON CORPORATION
EMPLOYEE STOCK OWNERSHIP AND THRIFT PLAN
          Twelfth Amendment to the above plan made this 14th day of September, 2009, by Kaydon Corporation (“Employer”).
          WHEREAS, Section 10.1 of the Kaydon Corporation Employee Stock Ownership and Thrift Plan (“plan”) as amended and restated on February 19, 2002, authorizes the Employer to amend the plan; and
          WHEREAS, the Employer is required to amend the plan to reflect the final regulations under Code Section 415;
          WHEREAS, this Amendment is intended as good faith compliance with the requirements of Code Section 415 and is to be construed in accordance with the guidance issued thereunder; and
          WHEREAS, this Amendment supersedes the provisions of the plan to the extent those provisions are affected by or inconsistent with the provisions of this Amendment.
          NOW, THEREFORE, the Employer amends the plan as follows, effective as of January 1, 2008:
     1. Section 4.4(g) is amended to read as follows:
     “(g) Section 415 Compensation. ‘Section 415 Compensation’ means a Participant’s wages, salaries, and fees for professional services and other amounts received (whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with the Employer (including, but not limited to, commissions paid to salesmen, compensation for services based on a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits, and reimbursements or other expense allowances under a nonaccountable plan (as described in Regulations Section 1.62-2(c)) actually paid and includable in gross income for the Limitation Year in accordance with Regulations Section 1.415(c)-2(d)(2).
          (i) Inclusions. Section 415 Compensation includes:
               (A) Elective Contributions. Elective contributions that are excluded from gross income by Code Sections 125, 132(f)(4), 402(g)(3) or 457;
               (B) Deemed Section 125 Compensation. Elective contributions for payment of group health coverage that are not available to a Participant in cash because the Participant is unable to certify to alternative health coverage but only if the

Employer does not request or collect information regarding the Participant’s alternative health coverage as part of the enrollment process for the group health plan;
               (C) Compensation Paid after Employment Terminates. The following amounts provided they are paid by the later of 2 1/2 months after the Participant’s employment terminates or the end of the Limitation Year that includes the date of termination:
                    (1) Regular Compensation. Regular compensation for services performed during the Participant’s regular working hours, or compensation for services performed outside the Participant’s regular working hours (such as overtime or shift differential), commissions, bonuses or other similar payments, provided they would have been made had the Participant continued in employment with the Employer;
                    (2) Leave Cashouts. Payments made for unused accrued bona fide sick, vacation, or other leave that the Participant would have been able to use if employment had continued.
          (ii) Exclusions. Section 415 Compensation excludes:
               (A) Medical/Disability Benefits. Amounts described in Code Sections 104(a)(3), 105(a), or 105(h), but only to the extent the amounts are includable in the gross income of the Employee;
               (B) Moving Expenses. Amounts paid or reimbursed by the Employer for moving expenses incurred by the Employee, but only to the extent that at the time of payment it is reasonable to believe that the amounts are not deductible by the Employee under Code Section 217;
               (C) Nonqualified Stock Options.
                    (1) Year of Grant. The value of a nonqualified stock option granted to an Employee, but only to the extent that the value of the option is includable in the gross income of the Employee for the taxable year in which granted; and
                    (2) Year of Exercise. Amounts realized from the exercise of a nonqualified stock option;
               (D) Qualified Stock Option. Amounts realized from the sale, exchange, or other disposition of stock acquired under a qualified stock option;
               (E) Section 83 Property. Amounts includable in the gross income of the Employee upon making an election under Code Section 83(b) with respect to property received for services or when restricted stock (or property) held by the Employee either becomes freely transferable or is no longer subject to substantial risk of forfeiture;

               (F) Constructive Receipt. Amounts includable in the gross income of the Employee under Code Sections 409A or 457(f)(1)(A) or because the amounts are constructively received by the Employee;
               (G) Contributions/Distributions. Contributions to a plan of deferred compensation (including a simplified employee pension plan described in 408(k) or a simple retirement account described in 408(p)) that are not includable in the Employee’s gross income for the taxable year in which contributed and any distributions from a plan of deferred compensation (whether or not qualified); and
               (H) Other Amounts. Other amounts that received special tax benefits such as premiums for group-term life insurance (but only to the extent the premiums are not includable in the gross income of the Employee).
          (iii) Limitation. Section 415 Compensation shall not exceed the Annual Compensation Limit. ‘Annual Compensation Limit’ means $230,000 (as adjusted under Code Section 401(a)(17)(B)).
          (iv) Estimation. Until Section 415 Compensation is actually determinable, the Employer may use a reasonable estimate of Section 415 Compensation. As soon as administratively feasible, actual Section 415 Compensation shall be determined.
     2. Section 4.5 is amended to read as follows:
     “4.5 Excess Additions. The following rules shall apply to Excess Additions.
     (a) Before Contribution. If the Annual Additions limitation will be exceeded for a Participant, the Employer Contribution for the Plan Year may be reduced before payment to the Trustee to the maximum amount permitted under Section 4.4.
     (b) After Contribution. If the Annual Additions limitation under Section 4.4 is exceeded for a Plan Year, the Employer will follow the requirements of the Employee Plans Compliance Resolution System (EPCRS) or any successor procedures issued by the Internal Revenue Service to correct the excess Annual Addition.”
     3. The following sentence is added to the end of Section 5.1(a)(iv):
     “Notwithstanding anything in this section or the plan to the contrary, for purposes of determining Elective Contributions, the contributions corresponding to a Participant’s payroll deductions may only apply against amounts that are, or could be, considered compensation under Code Section 415(c)(3) and Regulations Section 1.415(c)-2.”

          IN WITNESS WHEREOF, the Employer has caused this instrument to be executed by a proper officer the day and year first above written.

KAYDON CORPORATION
By	/s/ Debra K. Crane
	Its	V.P. General Counsel and Secretary

And	/s/ James O’Leary
	Its	President